UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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IA Global, Inc.

(Name of Registrant as Specified in Its Charter)

_____________________________________________________

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(703) 720-7399 fax

IA Global, Inc.

101 California Street, Suite 2450

SAN FRANCISCO, CA 94111

Notice of the 2008 Annual Meeting of Stockholders of IA Global, Inc.

Date:	July 29, 2008
Time:	7:00 p.m.
Location:	Tokyo American Club 4-25-46 Takanawa, Minato-ku, Tokyo 108-0074, Japan Tel: +81-3-4588-0670
Purposes:

1.   To amend the Company’s Amended and Restated By-Laws to fix the maximum number of directors at seven;

2.   To elect seven nominees to serve on the Board of Directors until the 2009 Annual Meeting of Stockholders;

3.   To ratify the Issuance of Shares of Common Stock in Connection with Certain Transactions;

4.   To ratify the appointment of Sherb and Co LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year ended March 31, 2009; and

5.   To transact such other business that may properly come before the Annual Meeting, and any adjournments thereof.

Who Can Vote:	Stockholders at the close of business on July 8, 2008.
How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope.
Who May Attend:

Only persons with evidence of stock ownership or who are guests of the Company may attend and be admitted to the Annual Meeting. Photo identification will be required (a valid drivers license or passport is preferred).

•     If your shares are registered in your name, you must bring the proxy card.

•     If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares.

By Authorization of the Board of Directors,

Mark Scott

Secretary

San Francisco, CA

July 7, 2008

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

PROXY STATEMENT

FOR THE

2008 ANNUAL MEETING OF STOCKHOLDERS OF

IA GLOBAL, INC.

TO BE HELD ON JULY 29, 2008

Solicitation

This Proxy Statement, the accompanying proxy card and the Annual Report to Stockholders of IA Global, Inc. (the “Company”) are being mailed on or about July 9, 2008. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the 2008 Annual Meeting of Stockholders (the “Meeting”) on all matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock of the Company at the close of business on our record date of July 8, 2008.

How many shares of Common Stock may vote at the Meeting?

As of June 12, 2008, there were 195,834,529 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer and Trust Company, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “shareholder of record,” you can vote your proxy by mailing in the enclosed proxy card. Please refer to the specific instructions set forth in the enclosed proxy card.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “shareholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the amendment to the Company’s Amended and Restated By-Laws to fix the maximum number of directors at seven.
Proposal 2 —	FOR the election of all seven nominees until the 2009 Annual Meeting of Stockholders.
Proposal 3 —	FOR the ratification of the Issuance of Shares of Common Stock in Connection with Certain Transactions.
Proposal 4 —	FOR the ratification of appointment of Sherb and Co LLP as the Company’s Independent Registered Public Accounting Firm (Independent Auditors) for fiscal year ended March 31, 2009.

What are my choices when voting?

Proposal 1 —	You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.
Proposals 2 to 4 —	You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the named proxies will vote your shares as follows:

Proposal 1 —	FOR the amendment to the Company’s Amended and Restated By-Laws to fix the maximum number of directors at seven.
Proposal 2 —	FOR the election of all seven nominees until the 2009 Annual Meeting of Stockholders.
Proposal 3 —	FOR the ratification of the Issuance of Shares of Common Stock in Connection with Certain Transactions.
Proposal 4 —	FOR the ratification of appointment of Sherb and Co LLP as the Company’s Independent Registered Public Accounting Firm (Independent Auditors) for fiscal year ended March 31, 2009.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. Broker nonvotes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card(s); or

•	By attending the Meeting and voting your shares in person.

What vote is required to approve or ratify each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director.

Proposals 2 to 5 require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.

Who will count the votes?

Representatives from the Company will count the votes and serve as our Inspector of Election. The Inspector of Election will be present at the Meeting.

Who pays the cost of this proxy solicitation?

Proxies will be solicited by mail, and we will pay all expenses of preparing and soliciting such proxies. We have also arranged for reimbursement, at the rates suggested by The American Stock Exchange LLC (“AMEX”), of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record

Is this Proxy Statement the only way that proxies are being solicited?

No. We have also arranged for brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record. Our directors, officers and employees may also solicit proxies but such persons will not be specifically compensated for such services.

Vote of Controlling Stockholders

Inter Asset Japan LBO No. 1 Fund (“IAJ LBO Fund”), PBAA Fund Ltd. (“PBAA”), Terra Firma Fund Ltd. (“Terra Firma”), Inter Asset Japan Co. Ltd. (“IAJ”), IA Turkey Equity Portfolio Ltd (“IA Turkey”), Hiroki Isobe, Kyo Nagae and Derek Schneideman (collectively, our “Controlling Stockholders”) collectively hold approximately 39.7% of the aggregate votes that may be cast at the Meeting, excluding 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has investment and signing authority and 7,666,679 shares issuable upon exercise of $2,300,003 of convertible promissory notes. Our Controlling Stockholders stated in a Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on February 21, 2008, and have subsequently confirmed orally, that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Isobe and Mr. Nagae control each of our Controlling Stockholders. On February 21, 2008, Derek Schneideman, the Company’s CEO, was granted a proxy by IAJ LBO Fund; PBAA; Terra Firma; IAJ; and Mr. Isobe, or 47.1% of the aggregate votes, to vote these shareholders’ shares of Common Stock at all of the Company’s 2008 shareholder meetings.

OUR CONTROLLING STOCKHOLDERS AND MR. SCHNEIDEMAN HAVE ADVISED US THAT THEY INTEND TO VOTE IN FAVOR OF ALL OF THE PROPOSALS TO BE SUBMITTED TO THE STOCKHOLDERS AT THE ANNUAL MEETING. WE ARE NOT SEEKING A SEPARATE STOCKHOLDER VOTE BY NON-INTERESTED STOCKHOLDERS ON THE PROPOSALS TO BE SUBMITTED TO THE STOCKHOLDERS AT THE ANNUAL MEETING.

We have provided additional information regarding transactions we have undertaken with related parties under the heading “Related Party Transactions” on page 8 of this Proxy Statement.

If you have any further questions about voting your shares or attending the Meeting, please call Investor Relations at 415-948-8828.

PROPOSAL 1

Amendment of the By-laws to Fix the Number of Directors at Seven

General

Section 3.2 of the By-laws states the number of directors constituting the Board will be between one and nine directors. On June 8, 2008, upon the recommendation of the Nominations and Governance Committee, the Board unanimously approved an amendment to Section 3.2 of the By-laws to limit the number of directors to seven.

During the past year, the size of the Board was seven members. The Board has two vacancies, and it has discovered that having a smaller number of directors is advantageous in terms of efficiency, full discussion and participation by all members, and greater flexibility in scheduling meetings. The Board does not believe it is desirable to continue to carry vacancies indefinitely, and this is part of the rationale for reducing the number of seats on the Board. We believe a smaller number of directors will allow the Board to function more effectively and efficiently, particularly in light of the Company’s smaller size.

Amendment to By-laws

If approved by the shareholders, Section 3.2 of the By-laws will be amended to the following:

Section 3.2. Number and Tenure. The Board shall be composed of not less than one nor more than seven Directors. At each annual meeting of stockholders, directors shall be elected to serve until the next annual meeting or until his or her resignation or removal. At each meeting of the stockholders for the election of directors at which a quorum is present, the persons receiving the greatest number of votes, up to the number of directors to be elected, of the stockholders present in person or by proxy and entitled to vote thereon shall be the directors; provided, however, that for purposes of such vote no stockholder shall be allowed to cumulate his votes. Election of directors may be conducted in any manner approved at such meeting.

Impact of the Proposal

If this proposal is approved, the Board will reduce the number of possible directors from nine to seven. The directors set forth in Proposal 1, would be elected for a one year term, and there will no longer be vacancies on the Board. If the shareholders do not approve the proposal, the Board would continue to carry two vacancies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE BY-LAWS.

PROPOSAL 2

Election Of Directors

Composition of the Board

Currently, the Board consists of nine Directors with two vacancies.. If elected, each of the Director nominees will serve on the Board until the 2009 Annual Meeting of Stockholders, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the seven nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board. Management has no reason to believe that any of the seven nominees for election named below will be unable to serve.

Your Board Recommends That Stockholders Vote FOR All Seven Nominees Listed Below.

Nominees For Election as Directors

Our Management Directors

Derek Schneideman

Chief Executive Officer, Chairman of the Board of Directors.

Age- 53

Director since 2007

New Zealander Derek Schneideman has 30 years experience working in the Asia Pacific region and North America. He brings a wealth of experience to IA Global, including President of Gateway Japan Inc.; Senior Executive Advisor to the Softbank Asia Pacific Investment Fund; President and CEO of CTR Ventures Co., Ltd; Executive Vice President of an Electronic Data Systems Corporation Japan, Inc., (EDS) joint venture company (EDS-NII); and Managing Director for Computer Associates, Inc., (CAI) in Japan, Korea and New Zealand. He also serves or has served as Director and Executive Operations Officer for AdMark International Executive Search, Inc; Executive Consultant to Uniscope Co., Ltd; Senior Partner of SICS Co., Ltd; and Japan Representative of Illinois Superconductor, Inc.

Mr. Schneideman serves on the boards of several companies in Japan, the U.S., and New Zealand. A Japanese speaker, he is widely involved in community service activities and industry forums.

Board of Directors: Chairman

Merger and Acquisition Committee: Member

Mark Scott

Chief Operating and Financial Officer and Director

Age- 55

Director since 2004

American Mark Scott has served as COO since August 2005, a Director since January 2004 and Chief Financial Officer since October 2003. He has wide experience in executive financial positions in the United States including most recently with Digital Lightwave; Network Access Solutions; and Teltronics, Inc. He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen. As a member of the National Association of Corporate Directors he is a certified corporate director.

Merger and Acquisition Committee: Member

Hideki Anan

Chief Executive Officer of Global Hotline, Inc.

Age- 37

Director since 2007

Mr. Anan founded Global Hotline, Inc. (“Global Hotline”) in 2004 and serves as its Chief Executive Officer. Previously, Mr. Anan was an executive with Hikari-Tsushin Co Ltd. from 1997 to 2004. Hikari-Tsushin was a Japanese alternative telecommunication company. Mr. Anan has extensive sales and marketing experience in the Japanese telecommunication industry.

Merger and Acquisition Committee: Member

Our Independent Directors

Masazumi Ishii

Independent Director

Age- 61

Director since 2006

Independent Director Masazumi Ishii is founder and Managing Director of AZCA, Inc., a professional services firm based in Menlo Park, California, specializing in Japan and Asia Pacific corporate development for high technology ventures. He has over 25 years of experience in international business and high technology. Mr. Ishii is also a Managing Director of Noventi, a Menlo Park venture capital firm, and an active venture investor in emerging technology companies during the past 15 years. Previously, Mr. Ishii has worked as a senior management consultant at McKinsey & Company, Inc. and systems engineer at IBM.

Mr. Ishii serves on the board and the advisory board of several multinational companies, and is a frequent speaker and writer on international business development in the high technology industry. He is also a visiting professor at Shizuoka University in Japan.

Merger and Acquisition Committee: Chairman

Compensation Committee: Member

Eric La Cara

Independent Director

Age- 36

Director since 2004

Canadian Eric La Cara brings 9 years financial management and consulting experience in Japan to the Board. He is currently Corporate Controller at L’Oreal Japan. He is also Managing Director of Aviso Group Inc., which provides back office support, including accounting and taxation functions, to foreign-owed companies operating in Japan, he is charged with developing Aviso’s overall operations, using the business and technical skills he acquired during his professional career in Japan.

While Finance Manager of Synopsys in Tokyo, he directed the firm’s payroll, accounting, taxation, credit and invoicing functions, with a focus on streamlining these functions to maximize efficiency and enhance customer support. Mr. La Cara has a MBA in Finance from McGill University, and is a member of the National Association of Corporate Directors and a certified corporate director.

Audit Committee: Chairman

Compensation Committee: Chairman

Nominations and Governance Committee: Member

Merger and Acquisition Committee: Member

Brian Nelson

Independent Director

Age- 40

Director since 2008

Independent Director Brian Nelson is Chief Executive Officer of ValueCommerce, a leading Internet sales and marketing company in Japan. As CEO, Mr. Nelson negotiated and completed a TOB (Tender Offer Bid) with YAHOO! Japan in 2005. In 2006, Mr. Nelson led ValueCommerce to a highly successful IPO resulting in ValueCommerce achieving a market capitalization of more than $300 million. Brian has extensive experience and skills in operations, sales, consulting, marketing, and senior management positions.

Prior to ValueCommerce, Mr. Nelson was Director of Sales and Marketing for the Gallup Organization in Japan. He also worked in Business Development with a non-life insurer, Tokyo Marine and Fire Insurance and as a sales executive for Ashisuto, a Japan computer software company. He graduated from the American School in Japan, before completing a Business Administration Degree at the University of Southern California. Mr. Nelson is a frequent public speaker on business matters concerning Japan and entrepreneurship. He has been a resident of Japan since 1990 and is a fluent Japanese speaker.

Nominations and Governance Committee: Chairman

Audit Committee: Member

Merger and Acquisition Committee: Member

Mae Towada

Independent Director

Age- 40

Director since 2007

Meiko Towada founded Esampo.com in 2000 and currently serves as Chief Executive Officer of Esampo.com and Atpark.co.jp. From 1997-1999, Ms. Towada worked at Walt Disney Television International (Asia Pacific) in Hong Kong, where she was the Regional Marketing Manager responsible for launching the Disney Channel for the Japanese market and also marketing Disney programs in China and Southeast Asia. Prior to joining Disney, Ms. Towada worked as a senior consultant for At Kearney based out of Hong Kong and for the Boston Consulting Group (BCG) in Tokyo, Japan.

As a consultant, she focused on market entry strategies for Japan and Greater China for US firms representing a variety of industries including FMCG business. She holds a MBA from the Kellogg School of Management at Northwestern University and a BA from International Christian University in Japan. Ms. Towada is Japanese with Chinese heritage, bilingual in English and Japanese and fluent in Mandarin Chinese and conversational Cantonese.

Audit Committee: Member

Compensation Committee: Member

Merger and Acquisition Committee: Member

CORPORATE GOVERNANCE

Code of Conduct and Ethics

The Company has adopted conduct and ethics standards titled the Code of Conduct and Ethics (the “Code of Conduct”), which are available at www.iaglobalinc.com. These standards were adopted by the Board to promote transparency and integrity of the Company. The standards apply to the Board, executives and employees. Waivers of the requirements of the Code of Conduct or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board.

The Company’s Code of Conduct includes the following

•	promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•

promotes the full, fair, accurate, timely and understandable disclosure of the Company’s financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

•	promotes compliance with applicable SEC, AMEX and governmental laws, rules and regulations;
•	deters wrongdoing; and
•	Require prompt internal reporting of breaches of, and accountability for adherence to, the Code of Conduct.

On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Conduct, the Audit Committee and the Board are charged with resolving any conflict of interest involving management, the Board and employees on an ongoing basis.

Review and Approval of Related Person Transactions.

The Company has operated under a Code of Conduct for many years. The Company’s Code of Conduct requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. The Company has not adopted a written policy for reviewing related person transactions. The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the company or a related person are disclosed.

Related Party Transactions With Inter Asset Japan and Affiliates, and Our Controlling Shareholder Group

During the year ended March 31, 2008, the Company had the following related part transactions with IAJ and affiliates, and our Controlling Shareholder Group:

Note Receivable From Credie Beaux Co Ltd

On September 21, 2007, Global Hotline loaned 25,000,000 Yen or approximately $217,000 at current exchange rates to Credie Beaux Co Ltd, a party affiliated with our majority shareholder. This loan was repaid on March 26, 2008.

Kyo Nagae Relationship With IAJ

In January 2006, Mr. Kyo Nagae, Chief Financial Officer of Global Hotline, became President of IAJ and IAJ LBO Fund and continues to operate in this capacity.

Inter Asset Japan Relationship With Tesco Co Ltd

IAJ owns a 23% minority ownership percentage in Tesco Co. Ltd. (“Tesco”). Global Hotline has an agent agreement with Tesco to sell their lighting products. Tesco owes Global Hotline $2,046,513 as of March 31, 2008.

Director Independence

In accordance with AMEX rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with AMEX’s independence standards as set forth in Section 803A of the AMEX Company Guide.

Based on these standards, at its meeting held on April 15, 2008, the Board determined that each of the following non-employee Directors are independent and has no relationship with the Company, except as a director and stockholder of the Company:

•	Masazumi Ishii
•	Eric La Cara
•	Brian Nelson
•	Mae Towada

Communication with the Board of Directors or Members Thereof

We do not have a formal procedure for stockholder communication with our Board. In general, our directors are easily accessible by telephone, postal mail or electronic mail. Any matter intended for the Board, or for any individual member or members of the Board, can be directed to our Chief Executive Officer or Chief Operating and Financial Officer with a request to forward the same to the intended recipient. Alternatively, shareholders can direct correspondence to the Board of Directors, or any of its members, in care of the Company at 101 California Street, Suite 2450, San Francisco, CA 94111. The Company will direct the correspondence to the director. All such communications will be forwarded to the intended recipient unopened.

Nominations for Directors

Identifying Candidates

The Nominations and Governance Committee is responsible for screening potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current Directors, management and stockholders. The Company does not have a specific policy regarding consideration of stockholder director nominees. Stockholders’ nominations for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Nominations and Governance Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than December 31, 2008, in order to be included in the proxy statement for the next annual election of directors.

Chairman of the Nominations and Governance Committee
IA Global, Inc.
101 California Street, Suite 2450
San Francisco, CA 94111

Qualifications

The Nominations and Governance Committee has not established specific minimum age, education, and years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board has developed a group of criteria, which are designed to describe what qualities and characteristics are desired for the Board as a whole. The full Board conducts an annual self-evaluation of its membership with respect to the criteria. The purpose of this evaluation is to help ensure the Board remains comprised of members fulfilling the desired complement of talents and expertise for the Board as a whole. No single director is expected to have each criterion. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

The criteria are reviewed annually by the Nominations and Governance Committee and the Board to ensure they remain pertinent and robust. In general, they require that each director:

•	have the highest personal and professional ethics, integrity and values;
•	consistently exercise sound and objective business judgment;
•	have a comfort with diversity in its broadest sense; and
•	have experience in the Pacific Rim region.

In addition, it is anticipated that the Board as a whole will have individuals with:

•	significant appropriate senior management and leadership experience;
•	a comfort with technology;
•	a long-term and strategic perspective; and
•	the ability to advance constructive debate and a global perspective.

Further, it is important for the Board as a whole to operate in an atmosphere where the chemistry between and among the members is a key element.

Candidate Selection Process

Upon receipt of a stockholder-proposed Director candidate, the Chairman of the Nominations and Governance Committee or the Secretary assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to be filled by adding or replacing a Director. A Director profile is prepared by comparing the current list of criteria with the desired state and with the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Nominations Committee and the Chairman of the Board for discussion and review at the next Nominations Committee meeting. During the past fiscal year, the Company did not receive any shareholder proposed director candidates.

Similarly, if at any time the Nominations and Governance Committee or the Board determines there may be a need to add or replace a Director, the Corporate Secretary, the Nominations and Governance Committee Chairman and the Chairman of the Board develop a Director profile by comparing the current list of criteria with the desired state. If no candidates are apparent from any source, the Nominations and Governance Committee will determine the appropriate method to conduct a search.

Regardless of how a candidate is brought to the Nominations and Governance Committee’s attention, qualified candidates are asked to conduct one or more personal interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

There is no representative of our Controlling Shareholder Group on the Board.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

Each Director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. The Board met fifteen times and acted by unanimous written consent once during the year ended March 31, 2008. All Directors attended at least 75% of the meetings and acted by unanimous written consent of the Board and of the Committees on which they served during the year ended March 31, 2008, except for Hideki Anan and Masazumi Ishii. Mr. Anan attended 42% of the Board meetings due to scheduling and other conflicts. Mr. Ishii attended 73% of the Board meetings due to scheduling conflicts. Although the Board does not have a formal policy regarding attendance by the members of the Board at the annual meeting of the Company, all members of the Board are requested to attend the annual meeting of stockholders. All of the Directors attended the 2007 Annual Meeting of Stockholders on June 29, 2007.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee and the Compensation Committee. In accordance with the AMEX continued listing standards, the Audit, Nominations and Governance and Compensation committees are comprised solely of non-employee, independent Directors. Charters for each committee are available on the Company’s website at www.iaglobalinc.com The table below shows current membership for each of the standing Board committees.

Nominations and
Audit Committee	Governance Committee	Compensation Committee

Eric La Cara (1)	Brian Nelson (1)	Eric La Cara (1)
Brian Nelson	Eric La Cara	Masazumi Ishii
Mae Towada	Mae Towada	Mae Towada

(1)	Chairman of the Committee.

In addition, the Company has a Merger and Acquisition Committee to facilitate and assist the Board in the execution of its responsibilities. The Merger and Acquisition Committee consists of the entire Board.

Audit Committee

The Audit Committee has three members and met three times during the year ended March 31, 2008. The Audit Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant the independence standards set forth in Section 803A of AMEX’s Company Guide. The Board has determined that all the members of the Audit Committee are financially literate pursuant to the AMEX rules. The Board also has determined that Mr. La Cara, Chairman of the Audit Committee, is an Audit Committee Financial Expert under SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Board has adopted a charter for the Audit Committee, which was revised by the Audit Committee at its meeting on June __, 2008, and approved by the full Board at its meeting on June 8, 2008. The charter is available on the Company’s website at www.iaglobalinc.com.

The Audit Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	appoint the independent registered accounting firm;
•	review the arrangements for and scope of the audit by independent registered accounting firm;
•	review the independence of the independent registered accounting firm;
•	consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any proposed corrective actions;
•	review and monitor our policies regarding business ethics and conflicts of interest;
•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters; and
•	review the activities and recommendations of our accounting department.

Nominations and Governance Committee

The Nominations and Governance Committee has three members and met one time during the year ended March 31, 2008. The Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the independence standards set forth in Section 803A of the AMEX’s Company Guide. The Board has adopted a charter for this committee, which is available on the Company’s website at www.iaglobalinc.com.

The Nominations and Governance Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	assist the Board in identifying individuals qualified to become Board members, and recommend to the Board the nominees for election as directors at the next annual meeting of stockholders;
•	develop and recommend to the Board the corporate governance guidelines applicable to the Company; and
•

serve in an advisory capacity to the Board and Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of board activities.

Compensation Committee

The Compensation Committee has three members and met four times and acted by unanimous written consent three times during the year ended March 31, 2008. The Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the independence standards set forth in Section 803A of the AMEX’s Company Guide. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.iaglobalinc.com.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	recommend the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer;
•	approve the base salary, incentive compensation and any other compensation for the other officers of the Company;
•	recommend the annual compensation for the Company’s non-employee directors; and
•	administer the 2007 Stock Incentive Plan, including the review of all stock option, restricted stock, or other award grants pursuant to this plan.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2007 served as an officer, former officer, or employee of the Company or had a relationship discloseable under “Related Person Transactions.” Further, during 2007, no executive officer of the Company served as:

•

A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers who served during the year ended March 31, 2008. This compensation discussion primarily focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year, but we also describe compensation actions taken after the last completed fiscal year to the extent that it enhances the understanding of our executive compensation disclosure.

The compensation committee (for purposes of this analysis, the “committee”) of the board has responsibility for establishing, implementing and continually monitoring adherence with the company’s compensation philosophy. In August 2006, as part of a review of the company’s practices, the committee implemented processes to evaluate and determine compensation and these processes in place during 2007. The committee believes that the total compensation paid to the executive officers is fair, reasonable and competitive. The committee does not use a peer group of publicly-traded and privately-held companies in structuring the compensation packages.

Throughout this proxy statement, the individuals who served as the company’s chief executive officer and chief operating and financial officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 18, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

The committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific company annual and strategic goals, and that aligns executives’ interests with those of the stockholders by rewarding performance for achieving goals. During the year ended March 31, 2008, the goals were raising additional capital, share price improvement and achieving profitability, with the ultimate objective of improving stockholder value. Therefore, the committee has established objectives for executive compensation: (1) to enhance the long-term value of the company; (2) to assist the company in attracting and retaining high quality talent; (3) to reward past performance and motivate future performance; and (4) to align executives’ long term interests with those of the company’s stockholders. The committee has established goals for executive compensation: raising additional capital, achieving company profitability and improving the common stock share price. The committee subjectively evaluates both performance and compensation to ensure based on the achievement of goals that the company maintains its ability to attract and retain superior employees in key positions and believes that compensation provided to key employees remains competitive relative to the compensation paid other executive officers. The committee believes executive compensation packages provided by the company to its executives, including the named executive officers should include both cash and equity-based compensation that reward performance as measured against established goals.

Role of Chief Executive Officer in Compensation Decisions

The board approves all compensation for the chief executive officer. The committee makes recommendations on the compensation for the chief executive officer and approves all compensation decisions, including equity awards, for the named executive officers of the company. Mr. Schneideman, the company’s chief executive officer makes recommendations regarding the base salary and non-equity compensation of other named executive officers that are approved by the committee in its discretion.

The committee reviewed the performance of the chief executive officer and chief operating and financial officer during the year prior to the signing of their employment agreements on September 5, 2007.

Setting Executive Compensation

The committee structures the company’s annual incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the company and reward the executives for achieving such goals. The committee does not use a peer group of publicly-traded and privately-held companies in structuring the compensation packages.

Executive Compensation Components for the Year Ended March 31, 2008

The committee did not use a formula for allocating compensation among the elements of total compensation during the year ended March 31, 2008. The committee believes that in order to attract and retain highly effective people it must maintain a flexible compensation structure. For the year ended March 31, 2008, the principal components of compensation for named executive officers were base salary, performance-based incentive compensation and stock option grants.

Base Salary

Base salary is intended to ensure that the company’s employees are fairly and equitably compensated. Base salary is used to appropriately recognize and reward the experience and skills that employees bring to the company and provides motivation for career development and enhancement. During their tenure, base salary ensures that all employees continue to receive a basic level of compensation that reflects any acquired skills which are competently demonstrated and are consistently used at work.

Base salaries for the company’s named executive officers are initially established based on their prior experience, the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions. The salary level for the chief executive officer was established on February 8, 2007 when the company entered into a one year Employment Agreement with Mr. Schneideman as Chief Executive Officer and Chairman of the Board of the Company effective as of February 13, 2007. On November 27, 2006, the majority of the independent directors began a search for a Chief Executive Officer and retained a recruiter to assist with the search. The recruiter was only able to locate five potential candidates who had the necessary skills and experience for a Chief Executive Officer position and were willing to relocate to or live in Tokyo, Japan. Based on the candidate’s prior experience and current market conditions, the compensation committee set Mr. Schneideman’s salary at $250,000 per year. During the year ended March 31, 2008, he has not received any increase in his base salary.

Salary levels for the chief operating and financial Officer was increased from $183,000 to $200,000 effective January 1, 2007 based on his annual review, his performance in 2006 and the market rates for this position.

Salary levels for the Chief Executive Officer of Global Hotline remained at 33,600,000 Yen in 2007 and 2006, or approximately $294,000 and $289,000 during the year ended March 31, 2008 and December 31, 2007, respectively, at current exchange rates.

Salary levels for the Chief Financial Officer of Global Hotline was increased from 17,760,000 Yen to 20,460,000 Yen effective April 1, 2007 or approximately $174,000 to $187,000 during the year ended March 31, 2008 and December 31, 2007, respectively, at current exchange rates.

Performance-Based Incentive Compensation

The committee believes the payment of incentive compensation rewards performance benefits our business, and is consistent with the creation of stockholder value. All of the company’s named executive officers are eligible to receive with performance-based incentive compensation. During the year ended March 31, 2008, bonuses were paid to all named executives based on the achievement of established goals, with the ultimate objective of improving stockholder value. The goals were primarily for closed capital raises, achieving profitability and share price improvement.

Mr. Schneideman’s incentive compensation during the year ended March 31, 2008 includes the following potential bonuses:

Closed capital raises - Bonuses of $30,000 for raising $2,000,000 and $4,000,000 in capital and 1% of all capital raises above $4,000,000.

Achievement of profitability - Bonuses of $25,000, $30,000, $35,000 and $40,000 for achieving specified levels of after tax net income for the quarters ending June 30, 2007, September 30, 2007 and December 31, 2007 and March 31, 2008, respectively.

Share price improvement - Bonuses of $15,000 for achieving five closes at $.25 per share, $.30 per share, $.40 per share and $.60 per share. A bonus of $20,000 for achieving five closes at $.80 per share. Bonuses of $30,000 for achieving five closes at $1.00 per share, $1.10 per share, $1.25 per share, $1.50 per share and $1.75 per share.

The total incentive compensation was targeted at $250,000 for 2007. In addition, stock options would be granted based on achievement of certain targets. In 2007, Mr. Schneideman received bonuses totaling $74,509, which included a bonus of $45,000 for achieving three share price targets and $29,509 for a sign-on bonus and related taxes.

Mr. Scott’s incentive compensation during the year ended March 31, 2008 includes the following potential bonuses:

Discretionary bonus - $24,000.

Closed capital raises - Bonuses of $15,000 for raising $2,000,000 and $4,000,000 in capital and .5% of all capital raises above $4,000,000.

Achievement of profitability - Bonuses of $25,000 and $30,000 for achieving specified levels of after tax net income for the quarters ending December 31, 2007 and March 31, 2008, respectively.

Share price improvement - Bonuses of $15,000 for achieving five closes at $.60 and $.80 per share. A bonus of $20,000 for achieving five closes at $1.00 per share, $1.10 per share, $1.25 per share, $1.50 per share and $1.75 per share.

The total incentive compensation was targeted at $105,000 for 2007. In addition, stock options would be granted based on achievement of certain targets. In 2007, Mr. Scott received discretionary bonuses totaling $19,000.

Mr. Anan’s incentive compensation during the year ended March 31, 2008 includes the following components:

Discretionary bonuses - $69,971 in discretionary bonuses based on the sales growth of Global Hotline.

Mr. Nagae’s incentive compensation during the year ended March 31, 2008 includes the following components:

Discretionary bonuses - $13,120 discretionary bonuses based on the sales growth of Global Hotline.

During the year ended March 31, 2008, Mr. Anan and Mr. Nagae each received a bonus of $50,000 related to 2006, which included a bonus of $25,000 for the successful renegotiation of a contract and the closing of a significant customer contract and $25,000 for the closing of a significant customer contract.

Ownership Guidelines

The committee does not require our named executive officers to hold any minimum number of our shares. However, to directly align the interests of executive officers with the interests of the stockholders, the committee encourages each named executive officer to maintain an ownership interest in the company.

Stock Option Program

Stock options are an integral part of our executive compensation program. They are intended to encourage ownership and retention of the company’s stock by named executive officers and employees, as well as non-employee members of the board. Through stock options, the objective of aligning employees’ long-term interest with those of stockholders may be met by providing employees with the opportunity to build a meaningful stake in the company.

The Stock Option Program assists the company by:

o  enhancing the link between the creation of stockholder value and long-term executive incentive compensation;

o  providing an opportunity for increased equity ownership by executives; and

o  maintaining competitive levels of total compensation.

Stock option award levels are determined based on market data, including the National Association of Corporate Directors, vary among participants based on their positions within the company and are granted at the committee’s regularly scheduled meetings. Newly hired executive officers or promoted executive officers are awarded stock options at the next regularly scheduled compensation committee meeting on or following their hire or promotion date. In addition, such executives are eligible to receive additional stock option grants after their anniversary date, after Annual Shareholder Meetings and on a discretionary basis after performance criteria are achieved.

Options are awarded at the closing price of the company’s common stock on the date of the grant or last trading day prior to compensation committee meetings. The committee’s policy is not to grant options with an exercise price that is less than the closing price of the company’s common stock on the grant date.

The majority of the options granted by the committee vest quarterly over three years of the ten-year option term. Vesting and exercise rights cease upon termination of employment, except in the case of death (subject to a one year limitation), disability or retirement. Stock options vest immediately upon termination of employment without cause or an involuntary termination following a change of control. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Mr. Schneideman received the following stock option grants during the year ended March 31, 2008:

On July 11, 2007, the compensation committee granted to Mr. Schneideman stock options to purchase 1,000,000 shares of common stock. These options were granted at the fair market price of $0.37 per share based on the adjusted closing price on July 10, 2007, the last trading day before the compensation committee meeting. The stock options vest quarterly over three years and expire on July 10, 2017. This grant was issued to provide adequate stock option to Mr. Schneideman based on market compensation paid by other companies for similar positions and an annual award issued after the Annual Shareholder Meeting.

On October 3, 2007, the compensation committee granted to Mr. Schneideman stock options to purchase 100,000 shares of common stock. These options were granted at the fair market value price of $0.47 per share based on the adjusted closing price on October 3, 2007, the last trading day before the compensation committee meeting. The stock options vest quarterly over three years and expire on October 2, 2017. This grant was issued based on the improvement in the company’s share price.

Mr. Scott received the following stock option grants during the year ended March 31, 2008:

On July 11, 2007, the compensation committee granted to Mr. Scott stock options to purchase 500,000 shares of common stock. These options were granted at the fair market price of $0.37 per share based on the adjusted closing price on July 10, 2007, the last trading day before the compensation committee meeting. The stock options vest quarterly over three years and expire on July 10, 2017. This grant was an annual award issued after the Annual Shareholder Meeting.

On October 3, 2007, the compensation committee granted to Mr. Scott stock options to purchase 275,000 shares of common stock. These options were granted at the fair market value price of $0.47 per share based on the adjusted closing price on October 3, 2007, the price on the compensation committee meeting. The stock options vest quarterly over three years and expire on October 2, 2017. This grant was issued based on the improvement in the company’s share price.

Mr. Anan received the following stock option grants during the year ended March 31, 2008:

On July 11, 2007, the compensation committee granted to Mr. Anan stock options to purchase 200,000 shares of common stock. These options were granted at the fair market price of $0.37 per share based on the adjusted closing price on July 10, 2007, the last trading day before the compensation committee meeting. The stock options vest quarterly over three years and expire on July 10, 2017. This grant was an annual award issued after the Annual Shareholder Meeting.

On March 5, 2008, the compensation committee granted to Mr. Anan, stock options to purchase 750,000 shares of common stock. The options were granted at the fair market price of $0.29 per share based on the adjusted closing price on March 4, 2008, the last trading day before the compensation committee meeting. The stock options vest quarterly over three years and expire on March 4, 2018. This grant was issued based on the performance of Global Hotline during the year ended March 31, 2008.

Mr. Nagae received the following stock option grants during the year ended March 31, 2008:

On March 5, 2008, the compensation committee granted to Mr. Anan, stock options to purchase 500,000 shares of common stock. The options were granted at the fair market price of $0.29 per share based on the adjusted closing price on March 4, 2008, the last trading day before the compensation committee meeting. The stock options vest quarterly over three years and expire on March 4, 2018. This grant was issued based on the performance of Global Hotline during the year ended March 31, 2008.

Retirement and Other Benefits

The company has no other retirement, savings, long-term stock award or other type of plans for the named executive officers.

Perquisites and Other Personal Benefits

During the year ended March 31, 2008, the company expects to provide named executive officers with perquisites and other personal benefits that the company and the committee believe are reasonable and consistent with its overall compensation program to better enable the company to attract and retain superior employees for key positions. The committee expects to review the levels of perquisites and other personal benefits provided to named executive officers.

Currently, the Company has Employment Agreements with Derek Schneideman, the Company’s CEO and Mark Scott, the chief operating and financial officer, see page 19 for a description of these agreements. These Employment Agreements contain potential payments upon termination and certain payments in the event of a change of control, see page 21 for further discussion of these payments.

Tax and Accounting Implications

Deductibility of Executive Compensation

The committee believes that we have structured our compensation program to comply with Internal Revenue Code of 1986, as amended (the “Code”) Sections 162(m)and 409A. Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest paid executive officers to the extent that any such individual’s compensation exceeds $1 million. “Qualified Performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Section 409A is a relatively recent provision of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A of the Code. The Internal Revenue Service has extended the transition relief period for amending plans to comply with Section 409A of the Code through December 31, 2008. The company is continuing to evaluate the impact of Section 409A of the Code on various of its compensation and benefits plans, programs and arrangements and may modify certain of them as a result of that evaluation.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program in accordance with the requirements of Financial Accounting Standard 123-R (“FAS 123-R”).

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors in accordance with the applicable laws, regulations and AMEX listing requirements, sets and administers policies that govern the Company’s executive compensation programs, and incentive and stock programs. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Eric La Cara, Chairman

Masazumi Ishii

Mae Towada

REMUNERATION OF EXECUTIVE OFFICERS

The following table provides information concerning remuneration of the chief executive officer, the chief operating and financial officer and the two other most highly compensated executive officers of the company during the fiscal years ended March 31, 2008, December 31, 2007 and December 31, 2006.

On July 25, 2007, the Board resolved that the fiscal year of the Company that began on January 1, 2007 will end on December 31, 2007, and from that date forward, the fiscal year of the Company will be the period beginning on April 1 of each year and ending on March 31 of the following year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year Ending	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)

Derek Schneideman	3/31/2008	$250,000	$—	$—	$417,000	$30,000	$—	$—	$697,000
Chief Executive Officer	12/31/2007	$221,634	$—	$—	$487,000	$74,509	$—	$—	$783,143
	12/31/2006	$—	$—	$—	$—	$—	$—	$—	$—

Mark Scott	3/31/2008	$200,000	$—	$—	$314,250	$24,000	$—	$—	$538,250
Chief Operating and Financial Officer	12/31/2007	$200,000	$—	$—	$351,750	$19,000	$—	$4,513	$575,263
	12/31/2006	$183,000	$—	$—	$40,000	$59,928	$—	$94,593	$377,521

Hideki Anan	3/31/2008	$293,880	$—	$—	$217,500	$69,971	$—	$69,971	$651,322
CEO of Global Hotline, Inc.	12/31/2007	$285,194	$—	$—	$170,000	$67,903	$—	$—	$523,097
	12/31/2006	$288,817	$—	$—	$—	$50,000	$—	$—	$338,817

Kyo Nagae	3/31/2008	$186,824	$—	$—	$145,000	$13,120	$—	$13,120	$358,064
CFO of Global Hotline, Inc.	12/31/2007	$173,663	$—	$—	$64,000	$12,732	$—	$—	$250,395
	12/31/2006	$152,660	$—	$—	$—	$50,000	$—	$—	$202,660

(1) The March 31, 2008 amounts reflect bonuses earned and paid for the year ended March 31, 2008 for Mr. Schneideman, Mr. Scott, Mr. Anan and Mr. Nagae. The 2007 amounts reflect bonuses earned and paid for during the year ended December 31, 2007 for Mr. Schneideman, Mr. Scott, Mr. Anan and Mr. Nagae. The 2006 amounts reflect bonuses earned for fiscal year 2006 and paid in 2007 for Mr. Anan and Mr. Nagae. The 2006 amounts for Mr. Scott reflect his bonus of $9,928 for the year ended December 31, 2005, and $50,000 for the year ended December 31, 2006.

(2) These amounts reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123-R of awards pursuant to the 2007 Stock Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 2 to the company’s audited financial statements for the fiscal years ended December 31, 2007 and 2006, included in the company’s Annual Report on Form 10-K filed with the SEC on April 15, 2008.

(3) The year ended December 31, 2007 amounts reflect a Tokyo apartment for Mr. Scott.

GRANT OF PLAN BASED AWARDS IN FISCAL YEAR ENDED MARCH 31, 2008

									All Other		Grant
								All Other	Option Awards;	Exercise	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock Awards;	Number of\	or Base	Value
		Non-Equity Incentive Plan			Equity Incentive Plan			Number of	Securities	Price of	of Stock
		Awards			Awards			Shares of	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#) (1)	($/Sh)	Awards

Derek Schneideman	7/11/2007	$—	$230,000	$—	—	—	—	—	1,000,000	$0.37	$370,000
	10/3/2007	$—	$—	$—	—	—	—	—	100,000	$0.47	$47,000

Mark Scott	7/11/2007	$—	$105,000	$—	—	—	—	—	500,000	$0.37	$185,000
	10/3/2007	$—	$—	$—	—	—	—	—	275,000	$0.47	$129,250

Hideki Anan	7/11/2007	$—	$50,000	$—	—	—	—	—	200,000	$0.37	$74,000
	3/5/2008	$—	$—	$—	—	—	—	—	750,000	$0.29	$217,500

Kyo Nagae	3/5/2008	$—	$50,000	$—	—	—	—	—	500,000	$0.29	$145,000

(1) The amount shown in this column reflects the number of options granted pursuant to the 2007 Stock Incentive Plan and vest quarterly over three years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED MARCH 31, 2008

	Option Awards					Stock Awards
		Equity Incentive						Equity Incentive	Equity Incentive
		Plan Awards:						Plan Awards:	Plan Awards:
	Number of	Number of	Number of					Number of	Market or
	Securities	Securities	Securities			Number of	Market Value	Unearned Shares,	Payout Value of
	Underlying	Underlying	Underlying			Shares or Units	of Shares or	Units or Other	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		of Stock	Units of	Rights That	Units, or Other
	Options	Options	Unearned	Exercise	Option	That Have Not	Stock That	Have Not	Rights That Have
	Exercisable	Unexerciseable	Options	Price	Expiration	Vested	Have Not Vested	Vested	Not Vested
Name	(#) (1)	(#) (1)	(#)	($)	Date	(#)	($)	(#)	($)

Derek Schneideman	166,667	333,333	—	$0.14	2/12/2017	—	$—	—	$—
	166,667	833,333	—	$0.37	7/10/2017	—	$—	—	$—
	8,333	100,000	—	$0.47	10/2/2017	—	$—	—	$—

Mark Scott	400,000	—	—	$0.30	1/11/2014	—	$—	—	$—
	100,000	—	—	$0.20	5/16/2014	—	$—	—	$—
	100,000	—	—	$0.24	11/18/2014	—	$—	—	$—
	83,333	16,667	—	$0.26	7/31/2015	—	$—	—	$—
	125,000	125,000	—	$0.16	8/14/2016	—	$—	—	$—
	83,333	166,667	—	$0.15	2/22/2017	—	$—	—	$—
	83,333	416,667	—	$0.37	7/10/2017	—	$—	—	$—
	22,917	252,083	—	$0.47	10/2/2017	—	$—	—	$—

Hideki Anan	416,667	83,333	—	$0.20	6/22/2015	—	$—	—	$—
	150,000	450,000	—	$0.16	2/27/2017	—	$—	—	$—
	16,667	183,333	—	$0.37	7/10/2017	—	$—	—	$—
	—	750,000	—	$0.29	3/4/2018	—	$—	—	$—

Kyo Nagae	291,667	58,333	—	$0.20	6/22/2015	—	$—	—	$—
	100,000	300,000	—	$0.16	2/27/2017	—	$—	—	$—
	—	500,000	—	$0.29	3/4/2018	—	$—	—	$—

(1) All options listed above vest quarterly over a three year term, except for Mr. Scott’s option award dated January 12, 2004. This option award vests annually over three years. All option awards have a ten year life.

OPTION EXERCISES AND STOCK VESTED

The Company’s named executive officers did not exercise any stock options during the year ended March 31, 2008 and December 31, 2007.

PENSION BENEFITS

The Company does not provide any pension benefits.

NONQUALIFIED DEFERRED COMPENSATION

The Company’s does not have a nonqualified deferral program.

EMPLOYMENT AGREEMENTS

Derek Schneideman’s Employment Agreement

On September 5, 2007, the company entered into new employment agreement with Derek Schneideman, the company’s Chief Executive Officer, which replaces his prior employment agreement with the company.

Derek Schneideman’s Employment Agreement (“Schneideman Agreement”) has a two year term beginning on September 5, 2007, and is renewable on an annual basis one year prior to the termination of the prior term. The company will pay Mr. Schneideman an annual base salary of $250,000, and will provide for participation in the company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Schneideman Agreement, Mr. Schneideman may be paid a bonus up to $230,000, as may be declared by the company’s compensation committee based on Mr. Schneideman raising additional capital for the company and the company’s profitability and share price improvement. If Mr. Schneideman’s employment is terminated without cause (as defined below), Mr. Schneideman will be entitled to a payment equal to one year’s annual base salary, and the full vesting of any previously granted and unexpired options. If Mr. Schneideman’s employment is terminated without cause within one year following a change of control (as defined below), or if Mr. Schneideman terminates his employment for good reason (as defined below), Mr. Schneideman will be entitled to a payment equal to two times the sum of his annual base salary plus the highest annual bonus earned by Mr. Schneideman for any of the three fiscal years, and the full vesting of any previously granted and unexpired options. Mr. Schneideman is required to provide not less than twelve (12) months written notice to the company to terminate his employment with the company at any time for any reason.

Mark Scott’s Employment Agreement

On September 5, 2007, the company entered into new employment agreement with Mark Scott, the company’s Chief Operating and Financial Officer, which replaced his prior employment agreement with the company.

Mark Scott’s Employment Agreement (“Scott Agreement”) has a two year term beginning on September 5, 2007, and is renewable on an annual basis one year prior to the termination of the prior term. The company will pay Mr. Scott an annual base salary of $200,000, and will provide for participation in the company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Scott Agreement, Mr. Scott may be paid a bonus up to $105,000, as may be declared by the company’s compensation committee based on Mr. Scott raising additional capital for the company and the company’s profitability and share price improvement.

If Mr. Scott’s employment is terminated without cause (as defined below), Mr. Scott will be entitled to a payment equal to one year’s annual base salary, and the full vesting of any previously granted and unexpired options. If Mr. Scott’s employment is terminated without cause within one year following a change of control (as defined below), or if Mr. Scott terminates his employment for good reason (as defined below), Mr. Scott will be entitled to a payment equal to two times the sum of his annual base salary plus the highest annual bonus earned by Mr. Scott for any of the three fiscal years, and the full vesting of any previously granted and unexpired options. Mr. Scott is required to provide not less than twelve (12) months written notice to the company to terminate his employment with the company at any time for any reason.

Definitions Used in Employment Agreements

For purposes of the Employment Agreements described above, the following definitions apply:

1. “Termination without Cause” means the company involuntarily terminates the executive’s at any time and for any reason, or no reason whatsoever, upon thirty (30) days written notice to the executive.

2. “Change in control” means any of the following:

•	the acquisition by any person or entity of our common stock so that such person or entity holds or controls 50% or more of our outstanding common stock;
•

the merger or consolidation of the company with or into any other entity in circumstances where the holders of the company’s outstanding shares of capital stock before the transaction do not retain stock representing a majority of the voting power of the surviving entity;

•	a sale of all or substantially all of the assets of the company to a third party;
•	within any 24-month period, the election by the company’s stockholders of 50% or more of the company’s directors.

3. “Cause”: means:

•	the executive’s performance of the duties in a grossly negligent manner,

•

the executive’s repeated failure to perform the duties as the company reasonably requires or to abide by the company’s polices and/or procedures for the operation of its business and the continuation thereof after the receipt by the executive of written notice from the company,

•

the Executive’s willful and material breach of a provision of his Employment Agreement, or actions or omissions by the Executive that are criminal, fraudulent, or involve dishonesty, or constitute intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, and, in each instance, result in harm to the operations or reputation of the company.

4. “Good Reason” means the initial existence of any of the following during the one year period following a Change in Control without the executive’s consent:

•	a material diminution in the executive’s compensation; or
•

a material change in the geographic location at which the executive must perform the services. For this purpose, a material change will include a requirement that the executive regularly perform services at a location more than 50 miles from his primary place of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company’s Employment Agreements with the Named Executive Officers have the following Change of Control or severance payments.

 Derek Schneideman

The following table shows the potential payments upon termination for Derek Schneideman, the Company’s Chief Executive Officer:

Executive Payments Upon Separation	Voluntary Or For Cause Termination on 3/31/08	Early or Normal Retirement on 3/31/08	Involuntary Not For Good Termination on 3/31/08	Involuntary for Good Reason Termination (Change In Control on 3/31/08	Disability or Death on 3/31/08
Compensation:
Base salary (1)	$—	$—	$250,000	$500,000	$—
Performance-based incentive
compensation (2)	$—	$—	$—	$90,000	$—
Stock options	$—	$—	$—	$—	$—

Benefits and Perquisites:
Health and welfare benefits	$—	$—	$—	$—	$—
Accrued vacation pay (3)	$16,466	$16,466	$16,466	$16,466	$16,466

Total	$16,466	$16,466	$266,466	$606,466	$16,466

(1) Reflects twelve months severance to be paid upon termination without cause and twenty-four months to be paid for involuntary termination following a change in control.

(2) Reflects two times the highest bonus paid in the last three years.

(3) Reflects the value of vacation pay accrued as of March 31, 2008.

Mark Scott

The following table shows the potential payments upon termination for Mark Scott, the Company’s Chief Operating and Financial Officer:

Executive Payments Upon Separation	Voluntary Termination on 3/31/08	Early Retirement on 3/31/08	Involuntary Not For Good Termination on 3/31/08	Involuntary for Good Reason Termination (Change In Control on 3/31/08	Disability on 3/31/08
Compensation:
Base salary (1)	$—	$—	$200,000	$400,000	$—
Performance-based incentive
compensation (2)	$—	$—	$—	$119,856	$—
Stock options	$—	$—	$—	$—	$—

Benefits and Perquisites:
Health and welfare benefits	$—	$—	$—	$—	$—
Accrued vacation pay (3)	$32,692	$32,692	$32,692	$32,692	$32,692

Total	$32,692	$32,692	$232,692	$552,548	$32,692

(1)  Reflects twelve months severance to be paid upon termination without cause and twenty-four months to be paid for involuntary termination following a change in control.

(2)  Reflects two times the highest bonus paid in the last three years.

(3)  Reflects the value of vacation pay accrued as of March 31, 2008.

Hideki Anan

The Company does not have a termination or change in control agreement with Hideki Anan, Chief Executive Officer of Global Hotline.

Kyo Nagae

The Company does not have a termination or change in control agreement with Kyo Nagae, Chief Financial Officer of Global Hotline, Inc.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. During the year ended March 31, 2008, Derek Schneideman, the Company’s Chief Executive Officer and Mark Scott, the Company’s Chief Operating and Financial Officer, also served on the Board, but they did not receive any compensation for their service as a director, The compensation disclosed in the Summary Compensation Table on page 18 represents their total compensation.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors during the year ended March 31, 2008.

Name	Fees Earned Or Paid In Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Clifford J Bernstein	$17,813	$—	$55,500	$—	$—	$—	$73,313
Raymond Christinson	$8,800	$—	$—	$—	$—	$—	$8,800
Masazumi Ishii	$24,200	$—	$55,500	$—	$—	$—	$79,700
Eric La Cara	$30,400	$—	$55,500	$—	$—	$—	$85,900
John Margerison	$12,222	$—	$—	$—	$—	$—	$12,222
Brian Nelson	$6,387	$—	$62,000	$—	$—	$—	$68,387
Mae Towada	$17,600	$—	$74,000	$—	$—	$—	$91,600

(1) Reflects the dollar amount recognized for financial statement reporting purposes for the year ended March 31, 2008 in accordance with SFAS 123-R. The assumptions used in the valuation of options is included in Footnote 2 of the Form 10-K as filed with the SEC on April 15, 2008. As of March 31, 2008, each director has the following number of options outstanding to purchase the indicated number of shares of the company’s common stock: Clifford J. Bernstein: 0; Masazumi Ishii: 450,000; Eric La Cara: 613,542; Brian Nelson: 200,000, and Mae Towada: 200,000.

(2) On December 22, 2007, Mr. Bernstein resigned from the Board. On March 21, 2008, Mr. Bernstein forfeited stock options totaling 350,000 shares.

(3) On April 17, 2007, Mr. Margerison resigned from the Board. On July 16, 2007, Mr. Margerison forfeited stock options totaling 200,000 shares.

(4) On June 29, 2007, Mr. Christinson resigned from the Board. On September 28, 2007, Mr. Christinson forfeited stock options totaling 245,834 shares of common stock.

(5) On January 3, 2008, Mr. Nelson was appointed to the Board.

Cash Compensation Paid to Board Members

Our independent non-employee directors are compensated at a base rate of $1,700 per month. In addition, for serving as committee chairman they are paid $500 per month for the Nominations and Governance Committee and the Compensation Committee and $1,000 per month for the Audit Committee. Finally, directors are paid $600 per day for other board level activities.

Stock Option Program

Each non-employee Director receives stock option grants having a calculated Black-Scholes value that approximates the value of their annual cash and committee chairman compensation. Each existing non-employee Director received a grant of 150,000 options at $.37 per share on July 11, 2007. On appointment to the board, Mae Tawada and Hideki Anan received grants of 200,000 options at $.37 per share on July 11, 2007 and Brian Nelson received a grant of 200,000 options at $.31 per share on January 3, 2008. Options received by non-employee Directors are granted at the fair market price of the Company’s Common Stock on the date of the grant and vest quarterly over three years.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of May 29, 2008 by:

•	each director and nominee for director;
•	each person known by us to own beneficially 5% or more of our common stock;
•	each officer named in the summary compensation table elsewhere in this report; and
•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner of more than 5% of common stock is IA Global. Inc., 101 California Street, Suite 2450, San Francisco, California 94111.

	Amount	Percentage
Directors and Officers-
Hideki Anan	9,159,976	5.4%
Brian Nelson	—	—
Masazumi Ishii	2,000	—
Eric La Cara	126,458	—
Derek Schneideman	180,800	—
Mark Scott	330,600	—
Mae Towada	—	—
Total Directors and Officers as a Group (7 total)	9,799,834	5.8%

The symbol - means less than 1%.

	Number	Percentage
Greater Than 5% Ownership

Inter Asset Japan Co., Ltd-

Inter Asset Japan LBO No. 1 Fund	29,733,146	15.2%	(2)
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

PBAA Fund, Ltd.	24,104,152	12.3%	(2)
Woodbourne Hall
PO Box 3162
Road Town, Tortola
British Virgin Islands

Terra Firma Fund , Ltd.	13,100,000	6.7%	(2)
Woodbourne Hall
PO Box 3162
Road Town, Tortola
British Virgin Islands

Inter Asset Japan Co. Ltd.	2,200,000	1.1%	(2)
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

IA Turkey Equity Portfolio Ltd	2,500,000	1.3%	(2)
Mill Mall, Suite 6 Wickhams Cay
PO Box 3085
Road Town, Tortola
British Virgin Islands

Hiroki Isobe	4,426,772	2.3%	(1) (2) (3)
Inter Asset Japan Co. Ltd.
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

Kyo Nagae	1,500,000	-	(1) (2)
Inter Asset Japan Co. Ltd.
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

Derek Schneideman	180,800	-	(1) (2)
IA Global, Inc.
101 California Street, Suite 2450
San Francisco, CA 94111

	77,744,870	39.7%	(4)

Taicom Securities Co Ltd and Affiliates	28,500,000	14.6%
2-2-7 Honmachi, Chuo-ku
Osaka 541-0053 Japan

McFraui Pty Ltd, ATF The McFraui Trust	25,066,310	12.8%
Level 1, Corporate Centre
2 Corporate Court
Bundall QLD 4217

Baddas Investments Pty Ltd, ATF Baddas 1 Trust	10,274,996	5.2%
Level 1, Corporate Centre
2 Corporate Court
Bundall QLD 4217

The symbol - means less than 1%.

(1) Reflects the shares beneficially owned by IAJ, IAJ LBO No. 1, PBAA, Terra Firma, IA Turkey, Hiroki Isobe, Kyo Nagae and Derek Schneideman. These entities stated in a Schedule 13D filed with the SEC on February 21, 2008 and have subsequently confirmed orally, that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Exchange Act. Mr. Hiroki Isobe and Kyo Nagae, control each of IAJ, IAJ LBO Fund, PBAA, Terra Firma and IA Turkey. Mr. Schneideman was granted a proxy by IAJ LBO Fund; PBAA; Terra Firma; IAJ; Mr. Isobe and Mr. Nagae, or 47.3% of the aggregate votes, to vote these shareholders’ shares of common stock at all of the company’s 2008 shareholder meetings.

(2) Although IAJ, IAJ LBO Fund, PBAA, Terra Firma, Hiroki Isobe and Kyo Nagae stated in a Schedule 13D filed with the SEC on February 21, 2008, that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Exchange Act, each entity stated in such schedule that they had granted a proxy by IAJ LBO Fund; PBAA; Terra Firma; IAJ; Mr. Isobe and Mr. Nagae,

or 47.3%, to vote these shareholders’ shares of common stock at all of the company’s 2008 shareholder meetings.

(3) Excludes 811,285 shares held by GMB Holdings Ltd and other shareholders for which Mr. Isobe has investment and signing authority.

(4) Excludes 7,666,679 shares issuable upon exercise of $2,300,004 of convertible promissory Notes.

PROPOSAL 3

To Ratify the Issuance of Shares of Common Stock in Connection with Certain Transactions

General Information

As previously disclosed, the company is focused on the growth of its existing business through mergers and acquisitions in the Pacific Rim region. In order to finance these acquisitions and continue the company’s current operations, the company has raised capital through a private placement and by entering into a loan agreement. In addition, the company has issued shares in exchange for shares of another entity. All of these transactions are described below.

These transactions required the issuance of approximately 28,500,000 shares of our common stock, or approximately 16.8% of the total shares issued and outstanding and warrants for 2,500,000 shares of common stock. As of May 29, 2008, we had 168,834,529 shares of our common stock outstanding.

American Stock Exchange Regulations

The American Stock Exchange (“AMEX”) Company Guide Section 713 requires stockholder approval as a prerequisite for AMEX’s approval to list newly issued shares on the AMEX if (i) the aggregate number of shares to be issued would result in the issuance of 20% or more of the amount of common stock issued and outstanding, and (ii) the sale price of the shares would be less than the greater of book or market value of the common stock.

We are requesting that our stockholders ratify the issuance of common stock under these transactions. Ratification is the confirmation by the stockholders of an act previously taken by a company that required stockholder approval prior to such act’s occurrence. We believe that the issuance of common stock pursuant to these transactions was in compliance with the rules of AMEX and did not require stockholder approval. However, because the aggregate number of shares in these transactions is significant, we are seeking shareholder ratification to ensure compliance with the rules of AMEX.

Summary of the Private Placement

On April 24, 2008 and May 8, 2008, the company sold 1,000,000 and 1,500,000, shares of our common stock, respectively, to Michael Ning for $200,000 and $300,000, respectively, or $.20 per share. In connection with the purchase of the common stock, on May 8, 2008, the company issued warrants for a total of 2,500,000 shares of common stock to Mr. Ning. The warrants are exercisable at $.20 per share and expire on May 7, 2013. The company agreed to register the shares and warrants within two months after approval by the AMEX. The shares of common stock were issued to the accredited investor in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), and/or Regulation D promulgated under the Securities Act.

Acquisition of Taicom Securities Co Ltd.

On June 3, 2008, the company signed definitive agreements and closed the 20% acquisition of Taicom Securities Co Ltd. (“Taicom”), a financial services company in Japan. Taicom provides a broad range of value-added financial services and competitive products. The transaction was structured as a share exchange in which the company issued 26,000,000 shares of its common stock at $.20 per share, the closing price during the negotiations, for 20% of the outstanding equity interests of Taicom. The parties agreed to value the transaction at $5,200,000.

Summary of the Loan Agreement

In June, 2008, the company entered into a three year loan agreement, pursuant to which the company received a loan in the principal amount of $695,750 at an interest rate of 11.75% per annum. The company issued 5,500,000 shares of common stock which serves as collateral for the loan. In addition, the company paid a 5% funding fee for this loan and 13% in other fees.

Effects of these Transactions

These transactions resulted in a significant increase in the number of shares of our common stock and, as a result, current stockholders own a smaller percentage of our outstanding common stock and, accordingly, a smaller percentage interest in the voting power, liquidation value and aggregate book value of our company.

Our Common Stock has no preemptive or similar rights.

Principal Effects of Not Ratifying this Proposal

If stockholder ratification is not obtained, it will have no effect on these transactions. However, if AMEX were to conclude these issuances were below market, we may be limited in our ability to conduct further equity issuances at discounts to the then current market prices.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE ISSUANCE OF COMMON STOCK IN CERTAIN TRANSACTIONS.

PROPOSAL 4

The Ratification of Appointment of Sherb and Co LLP

as the Company’s Independent Registered Public Accounting Firm (Independent Auditors)

for the fiscal year ended March 31, 2009

At its April 14, 2008 meeting, the Audit Committee recommended and approved the appointment of Sherb and Co LLP as the Company’s independent registered public accounting firm (independent auditors) to examine the consolidated financial statements of the Company for the year ending March 31, 2009. The Company is seeking the stockholders’ ratification of such action.

Action by the shareholders is not required by law in the appointment of independent accountants. If the shareholders do not ratify this appointment, however, the appointment will be reconsidered by the Audit Committee.

Sherb and Co LLP has no direct or indirect financial interest in the Company or in any of its subsidiaries, nor has it had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. It is expected that representatives of Sherb and Co LLP will not attend the Meeting .

Your Board And The Audit Committee Recommend That Stockholders

Vote FOR The Ratification of Appointment Of

Sherb and Co LLP As The Company’s Independent Registered Public Accounting Firm (Independent Auditors).

AUDIT COMMITTEE DISCLOSURE

The Audit Committee is comprised solely of independent and, among other things, is responsible for:

•	the appointment of independent registered accounting firm;

•	review the arrangements for and scope of the audit by independent auditors;

•	review the independence of the independent auditors;

•	consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any proposed corrective actions;

•	review and monitor our policies regarding business ethics and conflicts of interest;

•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters;

•	review the activities and recommendations of our accounting department.

Audit Committee Pre-Approval Policy

The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act. During fiscal year ended March 31, 2008, the Audit Committee pre-approved all audit and permissible non-audit services provided by our independent auditors.

Service Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee engaged Sherb and Co LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended March 31, 2008, December 31, 2007 and December 31, 2006. The following is the breakdown of aggregate fees paid to the auditors for the Company for the last three fiscal years:

	Year Ended	Year Ended December 31,
	March 31, 2008	2007	2006
Audit fees	$125,000	$105,000	$105,000
Audit related fees	33,100	30,000	30,000
Tax fees	9,300	6,000	6,000
All other fees	—	65,284	65,284

	$167,400	$206,284	$206,284

•	“Audit fees” are fees paid for professional services for the audit of our financial statements.
•

“Audit Related fees” are fees billed by Sherb and Co. LLP. to us for services not included in the first two categories, specifically, SAS 100 reviews, SEC filings and consents, and accounting consultations on matters addressed during the audit or interim reviews, and review work related to quarterly filings.

•	“Tax fees” are fees primarily for tax compliance in connection with filing US income tax returns.
•	“All other fees” are fees paid to Horwath, Sakura and Co for the audit of our subsidiary Rex Tokyo in 2004, which the Company agreed to pay as part of the sale in April 2006.

Report of the Audit Committee

AUDIT COMMITTEE REPORT

The Audit Committee, which is composed of three independent directors (Eric La Cara, Brian Nelson and Mae Towada), operates under a written charter adopted by the Board of Directors. Among its functions, the Committee recommends to the Board of Directors the selection of independent registered accounting firm.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and the independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to oversee the financial reporting process on behalf of the Board of Directors and to report the result of their activities to the Board of Directors.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The independent auditors also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence and considered the compatibility of permissible non-audit services with the auditors’ independence.

Based upon the Committee’s discussion with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the committee, and relying thereon, the Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the years ended March 31, 2008, December 31, 2007 and 2006 as filed with the SEC.

Audit Committee of the Board of Directors,

Eric La Cara, Chairman

Brian Nelson

Mae Towada

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, Directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2007 its executive officers, Directors and 10% holders complied with all filing requirements.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2009 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Secretary of the Company on or before February 28, 2009.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

A copy of our 2007 Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, accompanies this Proxy Statement. Any exhibit to Form 10-K is also available upon written request. Written requests should be addressed to Investor Relations, 101 California Street, Suite 2450, San Francisco, CA 94111. Copies of these documents may also be accessed electronically by means of the SEC’s website at http://www.sec.gov. The Annual Report on Form 10-K is not part of the proxy solicitation materials.

Mark Scott

Secretary

San Francisco, July 8, 2008